BANK OF AMERICA[LOGO]

                                                          Corporate Treasury
                                                          Shareholder Relations
                                                          NC1-007-23-01
                                                          100 North Tryon Street
                                                          Charlotte, NC 28255

                                                          Tel  704-386-5972
                                                          Fax  704-386-0270


Pricing Supplement No. 0226 Dated June 14, 1999      Rule 424(b)(2)
(To Prospectus dated May 21, 1998 and                File number:    333-51367
Prospectus Supplement dated November 16, 1998)

Subordinated Medium-Term Notes, Series H
Due Nine Months or More From Date of Issue
Fixed Rate Notes

Principal Amount:                                             $    20,000,000.00
Issue Price:                                                             100%(1)
Commission or Discount:                          2.400 %      $       480,000.00
Proceeds to Corporation:                        97.600 %      $    19,520,000.00


Agent:                                  ABN AMRO Incorporated, as Principal (1)

Original Issue Date:                    June 24, 1999

Stated Maturity Date:                   June 24, 2014

Cusip #:                                06050N-AC-9

Form:                                   Book-entry only

Interest Rate:                          7.250% per annum

Interest Payment Dates:                 Monthly, 24th of each month,
                                        commencing on July 24, 1999

Discount Note?                                                   No

May the Notes be redeemed by the Corporation prior to maturity?  Yes (See below)


The notes will be subject to redemption at the option of the Corporation, in whole, on the Interest Payment Date occurring June 24, 2002 and on any Interest Payment Date occurring in June or December thereafter at a redemption price equal to 100% of the principal amount of the Notes, plus accrued interest thereon, if any, upon at least 30 calendar days prior notice to the Noteholder and the Trustee, as described in the Prospectus Supplement.


May the notes be repaid prior to maturity at the option of the holder?    No

(1): Notes purchased by the Agent as principal may be resold to investors and other purchasers in $1,000.00 minimum denominations at varying prices relating to prevailing market prices at the time of resale as determined by ABN AMRO, Incorporated.